Exhibit 23.3

Date: February 13, 2026

To: Sharewow Limited (the “Company”)

Suite 310, Building B, Huijin Huli Building

No. 966 Anling Road, Huli District

Xiamen City, Fujian Province,
The People’s Republic of China

Dear Sir/Madam:

We have acted as legal counsel as to the laws of the People’s Republic of China (which, for purposes of this letter only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan), in connection with (i) the proposed initial public offering (the “Offering”) by the Company of 3,750,000 ordinary shares (or 4,312,500 ordinary shares if the Underwriter exercises its over-allotment option in full), par value $0.0001 per share (the “Ordinary Shares”) of the Company, as set forth in the Company’s registration statement on Form F-1 (File No.: [●]), including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the NASDAQ Global Market.

We hereby consent to the inclusion of our opinion and reference to our firm in the Registration Statement. This letter shall only be used for purpose of this Offering.

We hereby consent to the Company providing copies of our opinion to Kingswood Capital Partners, LLC as representatives (the “Representatives”) of underwriters, pursuant to the underwriting agreement dated [●], 2026 by and among the Company and the Representatives; provided, however, our opinion may not be relied upon by any of the underwriters for any purpose, or be furnished to, or otherwise referred to by any other person, firm or corporation for any purpose, without our express prior written consent.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES